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SHOP VAC CORPORATION AND SUBSIDIARIES                               EXHIBIT 12.1
STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(THOUSANDS, EXCEPT RATIOS)


                                            1993        1994        1995        1996        1997
                                          --------    -------     -------     -------     -------
Income from continuing operations
    before income taxes
    and cumulative effect of
    changes in accounting principles ...  $17,255     $17,447     $ 4,182     $ 4,032     $11,749
Interest Expense .......................    7,210       8,826      11,629      10,104      11,339
Interest Component of Rental Expense ...      133         154         218         198         394
                                          -------     -------     -------     -------     -------
                                          $24,598     $26,427     $16,029     $14,334     $23,482
                                          =======     =======     =======     =======     =======
Interest Expense .......................  $ 7,210     $ 8,826     $11,629     $10,104     $11,339
Interest Component of Rental Expense ...      133         154         218         198         394
                                          -------     -------     -------     -------     -------
                                          $ 7,343     $ 8,980     $11,847     $10,302     $11,733
                                          =======     =======     =======     =======     =======
Fixed Charge Coverage Ratio ............      3.3         2.9         1.4         1.4         2.0
                                          =======     =======     =======     =======     =======



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